Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-254057) and related Prospectus of Scholar Rock Holding Corporation for the registration of common stock, preferred stock, debt securities, warrants and units of Scholar Rock Holding Corporation and to the incorporation by reference therein of our report dated March 9, 2021, with respect to the consolidated financial statements of Scholar Rock Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 7, 2022